UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 3, 2006

Excelsior Venture Partners III, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-29665	13-4102528
(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road, Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 352-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 3, 2006 it was disclosed that for the quarter ended July 31, 2006, the Registrant (also referred to as the “Fund”) reported an estimated loss of approximately $11.6 million, reducing total net assets from $90.1 million to $78.5 million. On a per unit basis, net assets declined by 12.9% from $305.17 to $265.75. The final numbers for the quarter ended July 31, 2006 will be made available when the Fund completes its quarterly financial statements which will be filed with the SEC on Form 10-Q by no later than September 14, 2006.

This $11.6 million loss was generated primarily from two portfolio companies that the Fund invested in.

In the case of one portfolio company, the Fund received $1.1 million in sales proceeds for its interest in the portfolio company which was sold by the shareholders of the portfolio company in July. The sale of the portfolio company resulted in a realized loss of $4.6 million to the Fund.

In the case of the other portfolio company, the Fund recorded a $6.7 million write-down in its interest in the portfolio company due to the results of a recent third party financing round. The company successfully raised $28 million in financing with participation from all the major existing preferred equity investors in the portfolio company. This financing round had the effect of increasing the capital available to the portfolio company with the Fund having the opportunity to increase its ownership in the portfolio company by participating in this financing round. The unrealized loss reflects the impact of this recent financing round which valued the original equity interests in the company at a lower value. This is not uncommon in the venture capital industry. Management believes that the ultimate value of the portfolio company and the Fund’s interest in the portfolio company has the potential to increase over time as a result of the better capitalization structure now in place as well as the future prospects for its overall business.

Management also believes that the other ten portfolio companies in the Funds’ portfolio, as well as the Funds’ interests in nine venture capital funds managed by third party venture capital firms, have upside potential realizable over the next few years. Venture capital investments typically realize returns in a “J” curve time manner, where losses and write-downs usually occur prior to gains. Gains are typically realized when portfolio companies mature, have proven their business model, and are in a position to be sold or consider offering shares in the public market via an initial public offering (an “IPO”).

Given the current state of the public markets, the typical exit times for private companies have increased from 3-4 years in early 2000 to 6-7 years now. This is especially true for an early stage venture fund such as the Fund. Given that most of the Fund’s core investments were made in 2002-2003, many of these companies are going through the revenue ramp at this time. This implies that these companies would look at exit events in the next 24 months or so and hence would need additional capital as required by their growth prospects. Currently the Fund co-invests with some of the top tier funds in the venture industry.

The Fund’s prospects, including the prospects of the underlying investments, are subject to certain uncertainties and risks. This Report on Form 8-K contains forward looking statements within the meaning of the federal securities laws that also involve substantial uncertainties and risks. The future results of the Fund and its underlying investments may differ materially from its historical results and actual results could differ materially from those projected in the forward-looking statements as a result of these risk factors. Readers should carefully review the risk factors described in the other documents the Fund files, or has filed, from time to time with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior Venture Partners III, LLC
(Registrant)

Date: August 3, 2006	/s/ Leo P. Grohowski
Leo P. Grohowski
Co-Chief Executive Officer

Date: August 3, 2006	/s/ Raghav V. Nandagopal
Raghav V. Nandagopal
Co-chief Executive Officer

Date: August 3, 2006	/s/ Robert F. Aufenanger
Robert F. Aufenanger
Treasurer
(Principal Financial Officer)

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